EXHIBIT 99.1

CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

Blue Ridge Bankshares, Inc.

1807 Seminole Trail

Charlottesville, VA 22901

Attention: The Board of Directors

RE:

Joint Proxy Statement/Prospectus of Blue Ridge Bankshares, Inc. (“Blue Ridge”) and Bay Banks of Virginia, Inc. (“Bay Banks”) which forms a part of the Registration Statement on Form S-4 of Blue Ridge (the “Registration Statement”).

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated August 12, 2020, to the Board of Directors of Blue Ridge as Appendix B to the Joint Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission today and the references to our firm and our opinion included in such Joint Proxy Statement/Prospectus. The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission today and not to any amendments or supplements to the Registration Statement, and our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, Raymond James & Associates, Inc.

/s/ Raymond James & Associates, Inc. Dated: October 9, 2020